Exhibit 99.1

News Release

Enbridge Energy Partners plans a $286 million 75-mile line replacement program on the Lakehead System

HOUSTON May 12, 2011—Enbridge Energy Partners, L.P. (NYSE: EEP) (the “Partnership”) today announced additional capital investments to replace portions of its Line 6B pipeline system that spans from Griffith, Indiana, through Michigan to the international border at the St. Clair River. This program will include replacement of approximately 75 miles of the pipeline in various locations in Indiana and Michigan, at an estimated cost of $286 million. These costs will be recovered through the Facilities Surcharge Mechanism (“FSM”) that is part of the system-wide rates of the Lakehead system.

Earlier this year, the Partnership completed the replacement of 14 segments, totaling 9,000 feet, of Line 6B in southeastern Michigan and installed a new segment of pipeline under the St. Clair River, which will be operational by late June. This latest investment includes the replacement of five miles of pipeline immediately downstream of two pump stations in Indiana and three pump stations in Michigan as well as replacement of 50 miles of pipeline downstream of the Stockbridge station and delivery terminal northwest of the Detroit metro area. Subject to regulatory approvals, the new segments of pipeline will be installed in 2012 and will be staged to be placed in-service in consultation with, and to minimize impact to, refiners and shippers served by Line 6B crude oil deliveries.

The $286 million expenditures are in addition to the $210 million integrity expenditures on Line 6B recently announced by the Partnership for the year 2011, of which $175 million will be recovered through the FSM.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) is the general partner and holds an approximate 25 percent interest in the Partnership.

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investor Relations Contact:

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

E-mail: eep@enbridge.com

Media Contact:

Lorraine Grymala

Telephone: (877) 496-8142

E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com